Exhibit 99.1

FOR IMMEDIATE RELEASE

Digimarc Welcomes Digital Transformation and Supply Chain Leader
Sandeep Dadlani to its Board of Directors

BEAVERTON, Ore. – March 15, 2021 – Digimarc Corporation (NASDAQ: DMRC), creator of the Digimarc Platform for digital identification and detection, announced today that Sandeep Dadlani, a highly regarded and globally recognized digital transformation, consumer goods and supply chain leader, has been elected to its Board of Directors effective March 12.

Dadlani is the Global Chief Digital Officer at Mars, Incorporated, a global conglomerate in the petcare, food and confectionary businesses. He is responsible for working across the company’s global business segments enabling digital growth and delivering efficiencies to existing business and technology platforms. He is ushering in a new wave of consumer centricity, leveraging the power of data, analytics, and artificial intelligence (AI), and applying his expertise in new digital platforms, ecommerce, direct to consumer (D2C) business models and digitization of the supply chains. Dadlani has been widely recognized for his work, and has won several awards, including CIO of the Year in 2019, and Blue Yonder’s 50 most prominent AI thought leaders in 2021.

“I am excited to join the Digimarc Board and contribute to the success of the Digimarc Platform in driving digital transformation and modernization across the supply chain for consumer packaged goods,” said Dadlani. “I look forward to working with the Board and Leadership team to accelerate the growth in adoption and use of the Digimarc Platform by brands and retailers.”

Prior to joining Mars, Dadlani had a long career of increasing responsibility at Infosys (NYSE: INFY), from 2001 to 2017. From January 2016 until his departure in September of 2017, he was President, Head of Americas and Global Head of Infosys' Manufacturing, Retail, CPG and Logistic Practices. He also was Chairman of Infosys Edgeverve, a digital platforms subsidiary for Infosys. He began his career in investment banking at Citibank.

“Sandeep brings invaluable experience and expertise to our Board, illuminating consumer brand and supplier perspectives about digital transformation, along with a track record of business and technology leadership and extensive industry relationships,” said Bruce Davis, Chairman and CEO, Digimarc.  “His industry networks, and digital transformation and technology platform capabilities, will be extremely helpful as we move into the next phase of our Platform development.”

Dadlani has more than 23 years of experience in operations, consulting, business development and product management. He has been regularly featured in prominent coverage on digital transformation in Forbes and CGT among other publications. He is a regular keynote speaker at industry forums. He co-

authored a UN Global report on supply chain sustainability, and served on the World Economic Forum’s Global Agenda Council on the Future of Consumption.

Company contact:

Heidi Dethloff

Vice President, Marketing & Corporate Communications

heidi.dethloff@digimarc.com

1-503-469-4974

###

About Digimarc

Digimarc Corporation (Nasdaq: DMRC) is the inventor of the Digimarc Platform that enables a more efficient, reliable and economical means of automatic identification. The Digimarc Platform can apply a unique identifier to virtually all media objects—including product packaging, commercial print, audio and video—that can be automatically identified by an enabled ecosystem of industrial scanners, smartphones and other interfaces. The Platform enables applications and solutions including brand protection, traceability, and recycling that benefit retailers and consumer brands, national and state government agencies, media and entertainment industries, and others. Digimarc is based in Beaverton, Oregon, with a growing supplier network around the world. Visit www.digimarc.com and follow us on LinkedIn and Twitter to learn more about The Barcode of Everything®.